OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200

                                                     March 27, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

                  Re:    Datatec Systems, Inc.-
                         Amendment No. 1 to Registration
                         Statement on Form S-3

Ladies and Gentlemen:

                  Reference  is  made to  Amendment  No.  1 to the  Registration
Statement on Form S-3 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by Datatec Systems, Inc., a Delaware corporation (the "Company"). The Registration Statement relates to an aggregate of 4,661,159 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"). The Shares were (i) previously issued by the Company to the Selling Shareholders named in the Registration Statement, (ii) will be issued by the Company to the Selling Shareholders named in the Registration Statement upon the exercise of outstanding warrants and options, or
(ii) will be issued by the Company to the Selling Shareholders named in the Registration Statement upon the exercise of a convertible promissory note.

                  We advise you that we have examined, among other things, originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and stockholders of the Company and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original


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Securities and Exchange Commission
March 27, 1998
Page -2-


documents of documents submitted to us as certified or photostatic copies.

                  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and either (i) are validly issued, fully paid and non-assessable or (ii) will be validly issued, fully paid and non-assessable upon the exercise of the warrants and options, subject, however, to receipt by the Company of the exercise price for the warrants and options in accordance with their respective terms.

                  We hereby consent to use of this opinion in the Registration Statement and Prospectus, and to the use of our name in the Prospectus under the caption "Legal Matters".

                  We advise you that Robert Friedman, a member of this firm is a director and stockholder of the Company. Other members of this firm are also stockholders of the Company.

                                    Very truly yours,



                                    /s/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                    ------------------------------------------
                                    OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP